CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Jump Securities with Auto-Callable Feature due 2020	$3,000,000	$389.40

March 2020

Pricing Supplement No. 3,549

Registration Statement Nos. 333-221595; 333-221595-01

Dated March 4, 2020

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, and have the terms described in the accompanying prospectus supplement for Jump Securities and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Beginning after three months, the securities will be automatically redeemed if the commodity price of each of West Texas Intermediate light sweet crude oil futures contracts and Brent crude oil futures contracts, which we refer to as the underlying commodities, on any of the monthly valuation dates is greater than or equal to its respective initial commodity price, for an early redemption payment that will increase over the term of the securities, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final commodity price of each underlying commodity is greater than or equal to its respective initial commodity price, investors will receive a fixed positive return, as set forth below. If the securities have not previously been redeemed and the final commodity price of either underlying commodity is less than its respective initial commodity price but the final commodity price of each underlying commodity is greater than or equal to 75% of its respective initial commodity price, which we refer to as the respective downside threshold value, investors will receive a payment at maturity of $1,000 per $1,000 security. However, if the securities are not redeemed prior to maturity and the final commodity price of either underlying commodity is less than its respective downside threshold value, investors will be exposed to the decline in the worst performing underlying commodity on a 1-to-1 basis, and will receive a payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a commodity futures contract-based return and who are willing to forego current income and participation in the appreciation of either underlying commodity in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if each underlying commodity closes at or above the initial commodity price on a monthly valuation date or the final valuation date, respectively, with no possibility of an early redemption until after the three-month non-call period. Because all payments on the securities are based on the worst performing of the underlying commodities, a decline beyond the respective downside threshold value of either underlying commodity as of the final valuation date will result in a significant loss of your investment, even if the other underlying commodity has appreciated or has not declined as much. Investors will not participate in any appreciation of either underlying commodity. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying commodities:	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”) and Brent crude oil futures contracts (“Brent crude oil”)
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	March 4, 2020
Original issue date:	March 9, 2020 (3 business days after the pricing date)
Maturity date:	September 10, 2020
Early redemption:

The securities are not subject to automatic early redemption until approximately three months after the original issue date. Following this initial 3-month non-call period, if, on any monthly valuation date, beginning on June 4, 2020, the commodity price of each underlying commodity is greater than or equal to its respective initial commodity price, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.

The securities will not be redeemed early on any early redemption date if the commodity price of either underlying commodity is below its respective initial commodity price on the related valuation date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 13.00% per annum) for each monthly valuation date (beginning after three months), as set forth under “Valuation Dates, Early Redemption Dates and Early Redemption Payments” below.

No further payments will be made on the securities once they have been redeemed.

Valuation dates:	Monthly. See “Valuation Dates, Early Redemption Dates and Early Redemption Payments” below. The valuation dates are subject to postponement for non-trading days and certain market disruption events.
Early redemption dates:	See “Valuation Dates, Early Redemption Dates and Early Redemption Payments” below. If any such day is not a business day, the early redemption payment, if payable, will be paid on the next business day, and no adjustment will be made to the early redemption payment.
Downside threshold value:	With respect to WTI crude oil, $34.0500, which is 75% of its initial commodity price With respect to Brent crude oil, $37.9950, which is 75% of its initial commodity price
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•  If the final commodity price of each underlying commodity is greater than or equal to its respective initial commodity price:

$1,065.00

•  If the final commodity price of either underlying commodity is less than its respective initial commodity price but the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold value:

$1,000

•  If the final commodity price of either underlying commodity is less than its respective downside threshold value:

$1,000 × commodity performance factor of the worst performing underlying commodity

Under these circumstances, you will lose more than 25%, and possibly all, of your investment.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$982.10 per security. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$6	$994
Total	$3,000,000	$18,000	$2,982,000
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $6 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Jump Securities.

(2)	See “Use of proceeds and hedging” on page 21.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement for Jump Securities and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement for Jump Securities and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Jump Securities dated June 20, 2018      Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Terms continued from previous page:
Initial commodity price:	With respect to WTI crude oil, $45.40, which was determined on March 2, 2020 With respect to Brent crude oil, $50.66, which was determined on March 2, 2020
Final commodity price:	With respect to each underlying commodity, the respective commodity price on the final valuation date
Worst performing underlying commodity:	The underlying commodity with the larger percentage decrease from the respective initial commodity price to the respective final commodity price
Commodity performance factor:	With respect to each underlying commodity, the final commodity price divided by the initial commodity price
CUSIP / ISIN:	61766YET4 / US61766YET47
Listing:	The securities will not be listed on any securities exchange.

Valuation Dates, Early Redemption Dates and Early Redemption Payments (Beginning After Three Months)

Valuation Dates	Early Redemption Dates	Early Redemption Payments (per $1,000 Security)
1st valuation date: 6/4/2020	1st early redemption date: 6/9/2020	$1,032.50
2nd valuation date: 7/6/2020	2nd early redemption date: 7/9/2020	$1,043.33
3rd valuation date: 8/4/2020	3rd early redemption date: 8/7/2020	$1,054.17
Final valuation date: 9/4/2020	See “Maturity date” above.	See “Payment at maturity” above.

March 2020	Page 2

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Investment Summary

Jump Securities with Auto-Callable Feature

Principal at Risk Securities

The Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts (the “securities”) do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, beginning after three months, the securities will be automatically redeemed if the commodity price of each of West Texas Intermediate light sweet crude oil futures contracts and Brent crude oil futures contracts on any of the monthly valuation dates is greater than or equal to its respective initial commodity price, for an early redemption payment that will increase over the term of the securities, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final commodity price of each underlying commodity is greater than or equal to its respective initial commodity price, investors will receive a fixed positive return, as set forth below. If the securities have not previously been redeemed and the final commodity price of either underlying commodity is less than its respective initial commodity price but the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold value, investors will receive a payment at maturity of $1,000 per $1,000 security. However, if the securities are not redeemed prior to maturity and the final commodity price of either underlying commodity is less than its respective downside threshold value, investors will be exposed to the decline in the worst performing underlying commodity on a 1-to-1 basis, and will receive a payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. Investors will not participate in any appreciation of either underlying commodity.

Maturity:	Approximately 6 months

Automatic early redemption:	The securities are not subject to automatic early redemption until approximately three months after the original issue date. Following this initial 3-month non-call period, if, on any monthly valuation date, beginning on June 4, 2020, the commodity price of each underlying commodity is greater than or equal to its respective initial commodity price, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 13.00% per annum) for each monthly valuation date (beginning after three months), as follows:

•    1st valuation date: $1,032.50

•    2nd valuation date: $1,043.33

•    3rd valuation date: $1,054.17

No further payments will be made on the securities once they have been redeemed.

Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•  If the final commodity price of each underlying commodity is greater than or equal to its respective initial commodity price:

$1,065.00

•  If the final commodity price of either underlying commodity is less than its respective initial commodity price but the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold value:

$1,000

March 2020	Page 3

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

•  If the final commodity price of either underlying commodity is less than its respective downside threshold value:

$1,000 × commodity performance factor of the worst performing underlying commodity

Under these circumstances, investors will lose a significant portion or all of their investment. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $982.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodities. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodities, instruments based on the underlying commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

March 2020	Page 4

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will be automatically redeemed if the commodity price of each of West Texas Intermediate light sweet crude oil futures contracts and Brent crude oil futures contracts on any monthly valuation date is greater than or equal to its respective initial commodity price.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be less than 75% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Beginning after three months, when each underlying commodity closes at or above its respective initial commodity price on any monthly valuation date, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. Investors do not participate in any appreciation in either underlying commodity.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that either underlying commodity closes below its respective initial commodity price on each of the monthly valuation dates (beginning after three months). Consequently, the securities are not redeemed prior to maturity. On the final valuation date, each underlying commodity closes at or above its respective initial commodity price. At maturity, investors will receive a cash payment equal to $1,065.00 per stated principal amount. Investors do not participate in any appreciation in either underlying commodity.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive the return of principal at maturity	This scenario assumes that either underlying commodity closes below its respective initial commodity price on each of the monthly valuation dates (beginning after three months). Consequently, the securities are not redeemed prior to maturity. On the final valuation date, at least one underlying commodity closes below its respective initial commodity price, but the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold value. At maturity, investors will receive a cash payment equal to $1,000 per $1,000 security.
Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that either underlying commodity closes below its respective initial commodity price on each of the monthly valuation dates (beginning after three months). Consequently, the securities are not redeemed prior to maturity. On the final valuation date, either underlying commodity closes below its respective downside threshold value. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the commodity performance factor of the worst performing underlying commodity. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

March 2020	Page 5

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the commodity price of each underlying commodity on each of the monthly valuation dates (beginning after three months), and the payment at maturity, if any, will be determined by reference to the commodity price of each underlying commodity on the final valuation date. The actual initial commodity prices and downside threshold values are set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms:

Early Redemption Payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 13.00% per annum) for each monthly valuation date (beginning after three months), as follows:

•    1st valuation date: $1,032.50

•    2nd valuation date: $1,043.33

•    3rd valuation date: $1,054.17

No further payments will be made on the securities once they have been redeemed.

Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•  If the final commodity price of each underlying commodity is greater than or equal to its respective initial commodity price:

$1,065.00

•  If the final commodity price of either underlying commodity is less than its respective initial commodity price but the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold value:

$1,000

•  If the final commodity price of either underlying commodity is less than its respective downside threshold value:

$1,000 × commodity performance factor of the worst performing underlying commodity.

Under these circumstances, investors will lose a significant portion or all of their investment. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Stated Principal Amount:	$1,000
Hypothetical Initial Commodity Price:	With respect to WTI crude oil: $45.00 With respect to Brent crude oil: $50.00
Hypothetical Downside Threshold Value:	With respect to WTI crude oil: $33.75, which is 75% of its hypothetical initial commodity price With respect to Brent crude oil: $37.50, which is 75% of its hypothetical initial commodity price

March 2020	Page 6

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Automatic call:

Example – The securities are redeemed following the second valuation date

Date	WTI crude oil Commodity Price	Brent crude oil Commodity Price	Payment (per Security)
1st Valuation Date	$35.00 (below the initial commodity price)	$70.00 (at or above the initial commodity price)	--
2nd Valuation Date	$70.00 (at or above the initial commodity price)	$80.00 (at or above the initial commodity price)	$1,043.33

In this example, on the first valuation date, the commodity price of one of the underlying commodities is at or above its respective initial commodity price, but the commodity price of the other underlying commodity is below its respective initial commodity price. Therefore, the securities are not redeemed. On the second valuation date, the commodity price of each underlying commodity is at or above the respective initial commodity price. Therefore, the securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,043.33 per security on the related early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in the appreciation of either underlying commodity.

How to calculate the payment at maturity:

In the following examples, one or both of the underlying commodities close below its respective initial commodity price(s) on each of the monthly valuation dates (beginning after three months), and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	WTI Crude Oil Final Commodity Price	Brent Crude Oil Final Commodity Price	Payment at Maturity (per Security)
Example 1:	$65.00 (at or above its initial commodity price)	$70.00 (at or above its initial commodity price)	$1,065.00
Example 2:	$54.00 (at or above its initial commodity price and downside threshold value)	$42.50 (below its initial commodity price but at or above its downside threshold value)	$1,000
Example 3:	$54.00 (at or above its initial commodity price and downside threshold value)	$20.00 (below its downside threshold value)	$1,000 × ($20.00 / $50.00) = $400
Example 4:	$9.00 (below its downside threshold value)	$22.50 (below its downside threshold value)	$1,000 × ($9.00 / $45.00) = $200

In example 1, the final commodity price of each underlying commodity is at or above its respective initial commodity price. Therefore, investors receive at maturity a fixed positive return. Investors do not participate in any appreciation of either underlying commodity.

In example 2, the final commodity price of one of the underlying commodities is at or above its initial commodity price and downside threshold value, but the final commodity price of the other underlying commodity is below its initial commodity price and at or above its downside threshold value. WTI crude oil has increased 20% from its initial commodity price to its final commodity price and Brent crude oil has declined 15% from its initial commodity price to its final commodity price. Therefore, investors receive $1,000 per security at maturity. Investors do not participate in any appreciation of either underlying commodity.

In example 3, the final commodity price of one of the underlying commodities is at or above its initial commodity price and downside threshold value, but the final commodity price of the other underlying commodity is below its respective downside threshold value. Therefore, investors are exposed to the downside performance of the worst performing underlying commodity at maturity. WTI crude oil has increased 20% from its initial commodity price to its final commodity price and Brent crude oil has declined 60% from its initial commodity price to its final commodity price. Therefore, investors receive at maturity an amount equal to the stated principal amount times the commodity performance factor of Brent crude oil, which is the worst performing underlying commodity in this example.

In example 4, the final commodity price of each underlying commodity is below its respective downside threshold value, and investors receive at maturity an amount equal to the stated principal amount times the commodity performance factor of the worst performing underlying commodity. WTI crude oil has declined 80% from its initial commodity price to its final commodity price and Brent crude oil has declined 55% from its initial commodity price to its final commodity price. Therefore, the payment at maturity equals the stated principal amount times the commodity performance factor of WTI crude oil, which is the worst performing underlying commodity in this example.

March 2020	Page 7

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

If the final commodity price of either underlying commodity is below its respective downside threshold value, you will be exposed to the downside performance of the worst performing underlying commodity at maturity, and your payment at maturity will be less than 75% of the stated principal amount per security and could be zero.

March 2020	Page 8

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Risk Factors

The following is a list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Jump Securities and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of any of the principal amount at maturity. If the securities have not been automatically redeemed prior to maturity and if the final commodity price of either underlying commodity is less than its respective downside threshold value of 75% of its initial commodity price, you will be exposed to the decline in the value of the worst performing underlying commodity, as compared to its initial commodity price, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the commodity performance factor of the worst performing underlying commodity. In this case, the payment at maturity will be less than 75% of the stated principal amount and could be zero.

▪	The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each valuation date. The appreciation potential of the securities is limited to the fixed early redemption payment specified for each valuation date if each underlying commodity closes at or above its respective initial commodity price on any monthly valuation date (beginning after three months), or to the fixed upside payment at maturity if the securities have not been redeemed and the final commodity price of each underlying commodity is at or above its initial commodity price. In all cases, you will not participate in any appreciation of either underlying commodity, which could be significant.

▪	You are exposed to the price risk of each underlying commodity. Your return on the securities is not linked to a basket consisting of each underlying commodity or a broad-based commodity index. Rather, it will be contingent upon the independent performance of each underlying commodity. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying commodity. Poor performance by either underlying commodity over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying commodity. To receive an early redemption payment, each underlying commodity must close at or above its respective initial commodity price on the applicable valuation date. In addition, if the securities have not been redeemed and either underlying commodity has declined to below its respective downside threshold value as of the final valuation date, you will be fully exposed to the decline in the worst performing underlying commodity over the term of the securities on a 1-to-1 basis, even if the other underlying commodity has appreciated or has not declined as much. Under this scenario, the value of any such payment at maturity will be less than 75% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of each underlying commodity.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying commodity on any day, including in relation to its respective initial commodity price and downside threshold value, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying commodities,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect each underlying commodity or commodities markets generally,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

March 2020	Page 9

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

o	the availability of comparable instruments, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the price of either underlying commodity at the time of sale is near or below its downside threshold value or if market interest rates rise.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. You cannot predict the future performance of either underlying commodity based on its historical performance. The price(s) of one or both of the underlying commodities may decrease so that you will receive no return on your investment and receive a payment at maturity that is less than 75% of the stated principal amount. See “WTI Crude Oil Overview” and “Brent Crude Oil Overview” below.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices, and the prices of the underlying commodities may change unpredictably and affect the value of the securities in unforeseen ways. Investments, such as the securities, linked to the price of commodities, such as the underlying commodities, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

WTI crude oil is subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. See “WTI Crude Oil Overview” and “Brent Crude Oil Overview” starting on page 15.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the changes in prices of futures contracts on WTI crude oil and Brent crude oil, not the changes in the spot prices of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of such commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot

March 2020	Page 10

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot prices of the underlying commodities may decrease the amount payable at maturity. The initial commodity prices and final commodity prices that are used to determine the payment at maturity, if any, on the securities are determined by reference to the settlement prices of the first nearby month futures contracts for the underlying commodities on the pricing date and final valuation date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot prices of the underlying commodities on such dates. The market for futures contracts on the underlying commodities has experienced periods of backwardation, in which futures prices are lower than the spot prices, and periods of contango, in which futures prices are higher than the spot prices. If the contract is in contango on the pricing date or in backwardation on the final valuation date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity prices or the final commodity prices, respectively, were determined with reference to the spot prices.

▪	Suspension or disruptions of market trading in the underlying commodities may adversely affect the value of the securities. The futures markets for the underlying commodities are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $6 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $6 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $6 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodities and, therefore, the value of the securities.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an early redemption or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

March 2020	Page 11

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

▪	Investing in the securities is not equivalent to investing in the underlying commodities or in futures contracts or forward contracts on the underlying commodities. By purchasing the securities, you do not purchase any entitlement to the underlying commodities or futures contracts or forward contracts on the underlying commodities. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodities.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first three months of the term of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 6-month term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue

March 2020	Page 12

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying commodities), including trading in futures contracts on the underlying commodities as well as in other instruments related to the underlying commodities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final valuation date approaches. Some of our affiliates also trade the underlying commodities and other financial instruments related to the underlying commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to March 2, 2020 could have increased the initial commodity price of an underlying commodity, and, therefore, could have increased (i) the price at or above which such underlying commodity must close on the valuation dates so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying commodity) and (ii) the downside threshold value for such underlying commodity, which is the price at or above which such underlying commodity must close on the final valuation date so that you are not exposed to the negative performance of the worst performing underlying commodity at maturity (depending also on the performance of the other underlying commodity). Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of either underlying commodity on the valuation dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial commodity prices and the downside threshold values and will determine the commodity prices on each valuation date, the final commodity prices, whether the securities will be redeemed on any early redemption date and the payment at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of a commodity price in the event of a market disruption event. These potentially subjective determinations may affect the payout to you upon an early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Securities “—

March 2020	Page 13

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Alternate Exchange Calculation in Case of an Event of Default,” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement for Jump Securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as short-term debt instruments, in which case, the timing and character of income or loss on the securities might differ from the tax treatment described herein. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying prospectus supplement, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying prospectus supplement). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2020	Page 14

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

WTI Crude Oil Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

Information as of market close on March 4, 2020:

Bloomberg Ticker Symbol*:	CL1	52 Week High (on 4/23/2019):	$66.30
Current Commodity Price:	$46.78	52 Week Low (on 2/28/2020):	$44.76
52 Weeks Ago:	$56.59

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price of WTI crude oil on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described above.

The following graph sets forth the daily prices of WTI crude oil for the period from January 1, 2015 through March 4, 2020. The related table sets forth the published high and low prices, as well as the end-of-quarter prices, of WTI crude oil for each quarter in the same period. The commodity price of WTI crude oil on March 4, 2020 was $46.78. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical prices of WTI crude oil should not be taken as an indication of future performance, and no assurance can be given as to the value of WTI crude oil at any time, including on the valuation dates.

Daily Prices of WTI Crude Oil Futures Contracts January 1, 2015 to March 4, 2020

*The bold red line in the graph indicates the downside threshold value with respect to WTI crude oil of $34.0500, which is 75% of its initial commodity price.

March 2020	Page 15

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

WTI Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2015
First Quarter	53.53	43.46	47.60
Second Quarter	61.43	49.14	59.47
Third Quarter	56.96	38.24	45.09
Fourth Quarter	49.63	34.73	37.04
2016
First Quarter	41.45	26.21	38.34
Second Quarter	51.23	35.70	48.33
Third Quarter	48.99	39.51	48.24
Fourth Quarter	54.06	43.32	53.72
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter (through March 4, 2020)	63.27	44.76	46.78

March 2020	Page 16

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Brent Crude Oil Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of Brent crude oil to which the return on the securities is linked is based on the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the ICE Futures Europe), then the second nearby month futures contract on such date.

Information as of market close on March 4, 2020:

Bloomberg Ticker Symbol*:	CO1	52 Week High (on 4/24/2019):	$74.57
Current Commodity Price:	$51.13	52 Week Low (on 2/28/2020):	$50.52
52 Weeks Ago:	$65.67

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price of Brent crude oil on any trading day will be determined based on the price published by the ICE Futures Europe, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described above.

The following graph sets forth the daily prices of Brent crude oil for the period from January 1, 2015 through March 4, 2020. The related table sets forth the published high and low prices, as well as the end-of-quarter prices, of Brent crude oil for each quarter in the same period. The commodity price of Brent crude oil on March 4, 2020 was $51.13. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical prices of Brent crude oil should not be taken as an indication of future performance, and no assurance can be given as to the value of Brent crude oil at any time, including on the valuation dates.

Daily Prices of Brent Crude Oil Futures Contracts January 1, 2015 to March 4, 2020

*The bold red line in the graph indicates the downside threshold value with respect to Brent crude oil of $37.9950, which is 75% of its initial commodity price.

March 2020	Page 17

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Brent Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2015
First Quarter	62.58	46.59	55.11
Second Quarter	67.77	54.95	63.59
Third Quarter	62.07	42.69	45.09
Fourth Quarter	53.05	36.11	37.28
2016
First Quarter	41.79	27.88	39.60
Second Quarter	52.51	37.69	49.68
Third Quarter	50.89	41.80	48.24
Fourth Quarter	56.82	44.43	56.82
2017
First Quarter	57.10	50.56	50.60
Second Quarter	56.23	44.82	46.04
Third Quarter	59.02	46.71	51.67
Fourth Quarter	67.02	55.62	66.87
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	45.41
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter (through March 4, 2020)	68.91	50.52	51.13

March 2020	Page 18

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement for Jump Securities or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Postponement of early redemption dates and maturity date:	If any scheduled valuation date is not a trading day with respect to an underlying commodity or if a market disruption event with respect to an underlying commodity occurs on that day so that the valuation date is postponed and falls less than two business days prior to the related scheduled early redemption date or the scheduled maturity date, as applicable, such early redemption date or the maturity date of the securities, as applicable, will be postponed to the second business day following that valuation date, as postponed. See “Postponement of valuation dates” below.
Postponement of valuation dates:	If any scheduled valuation date is not a trading day with respect to an underlying commodity or if a market disruption event occurs with respect to an underlying commodity on such valuation date, the commodity price solely for such underlying commodity for such date will be the commodity price on the next trading day with respect to such underlying commodity on which no market disruption event with respect to such underlying commodity occurs; provided that if a market disruption event with respect to such underlying commodity has occurred on each of the five consecutive trading days with respect to that underlying commodity immediately succeeding such valuation date, the calculation agent will determine the commodity price for such underlying commodity for such valuation date on such fifth succeeding trading day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the calculation agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the commodity price for such underlying commodity for such valuation date shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the commodity price for such underlying commodity for such valuation date shall be determined by the calculation agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the final valuation date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable valuation date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly

March 2020	Page 19

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

March 2020	Page 20

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be short-term capital gain or loss.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to March 2, 2020, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in futures contracts on the

March 2020	Page 21

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

underlying commodities. Such purchase activity could have increased the initial commodity price of an underlying commodity, and, as a result, could have increased (i) the price at or above which such underlying commodity must close on the valuation dates so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying commodity) and (ii) the downside threshold value for such underlying commodity, which is the price at or above which such underlying commodity must close on the final valuation date so that you are not exposed to the negative performance of the worst performing underlying commodity at maturity (depending also on the performance of the other underlying commodity). These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final valuation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the price of either underlying commodity on the valuation dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Jump Securities.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-

March 2020	Page 22

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan

March 2020	Page 23

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature due September 10, 2020, With 3-month Initial Non-Call Period

All Payments on the Securities Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Principal at Risk Securities

or annuity.
Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $6 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Jump Securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement for Jump Securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus supplement for Jump Securities dated June 20, 2018

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the prospectus supplement for Jump Securities or in the prospectus.

March 2020	Page 24